QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

PARADIGM GEOTECHNOLOGY B.V.

US $8,465,442.75

Convertible Subordinated Debentures,
stapled to 925,185 Ordinary Shares of the Company

Dated as of August 11, 2006

i

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF DEBENTURES.		15
	14.1	REGISTRATION OF DEBENTURES.	15
	14.2	TRANSFER AND EXCHANGE OF DEBENTURES.	15
	14.3	REPLACEMENT OF DEBENTURES.	15
	14.4	DEBENTURES STAPLED TO ORDINARY SHARES.	15
15.	PAYMENTS ON DEBENTURES.		16
16.	EXPENSES, ETC.		16
	16.1	TRANSACTION EXPENSES.	16
	16.2	SURVIVAL.	16
17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		16
18.	AMENDMENT AND WAIVER.		17
	18.1	REQUIREMENTS.	17
	18.2	SOLICITATION OF HOLDERS OF DEBENTURES.	17
	18.3	BINDING EFFECT, ETC.	17
	18.4	DEBENTURES HELD BY COMPANY, ETC.	17
19.	NOTICES.		18
20.	MISCELLANEOUS.		18
	20.1	SUCCESSORS AND ASSIGNS.	18
	20.2	PAYMENTS DUE ON NON-BUSINESS DAYS.	18
	20.3	SEVERABILITY.	18
	20.4	CONSTRUCTION.	18
	20.5	COUNTERPARTS.	19
	20.6	GOVERNING LAW.	19
	20.7	FURTHER ASSURANCES.	19

SCHEDULE A	LIST OF HOLDERS
SCHEDULE B	DEFINED TERMS
EXHIBIT 1	FORM OF DEBENTURE

ii

DEBENTURE AGREEMENT

        THIS DEBENTURE AGREEMENT (as amended or supplemented from time to time, the "Agreement"), dated as of August 11, 2006, is made by and between PARADIGM GEOTECHNOLOGY B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under Netherlands law (the "Company"), and the holders party identified in Schedule A attached hereto (the "Holders" and each a "Holder").

        WHEREAS, the Holders and the Company are party to that certain share purchase and contribution agreement, by and among the Company, Paradigm Geotechnology Holdings B.V, and the sellers party thereto, dated as of July 5, 2006 as amended and restated pursuant to an amended and restated share purchase agreement dated August 11, 2006 (the "Share Purchase and Contribution Agreement");

        WHEREAS, pursuant to the Share Purchase and Contribution Agreement the Holders contributed shares of Earth Decision Sciences S.A., a societe anonyme, organized and existing under the laws of France ("EDS");

        WHEREAS, pursuant to the Share Purchase and Contribution Agreement, Holders have (or will) contribute shares of EDS in to the Company in exchange for ordinary shares of the Company and the Debentures (as defined herein) (the "Contribution");

        WHEREAS, Holders and the Company desired that the Holders would receive Ordinary Shares and convertible preference shares in the share capital of the Company in exchange for the Contribution;

        WHEREAS, Holders and the Company have considered that the Netherlands company law imposes certain undesirable restraints in connection with convertible preference shares;

        WHEREAS, Holders and the Company desire to achieve, as nearly as is practicable, the economic effect of issuing Ordinary Shares and convertible preference shares of the Company in exchange for the Contribution, and in particular desire the full Contribution to increase the economic potential of the Company;

        WHEREAS, as a result of the foregoing, Holders and the Company desire for the Company to issue in exchange for the above Contribution (i) 1 Ordinary Share per $9.15 principal amount and (ii) Debentures having an aggregate principal amount of US $9.15 multiplied by appropriate number of debentures to be issued; and

        WHEREAS, Holders and the Company desire to treat the Debentures, which are debt obligations for purposes of the Netherlands company law, as equity for Netherlands tax law purposes.

        NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, each parry hereto agrees as follows for the benefit of the other and for the equal and ratable benefit of the holders of the Debentures (as defined below).

1.     AUTHORIZATION OF DEBENTURES.

        The Company has authorized the issue and sale of US $8,465,442.75 aggregate principal amount of its Convertible Subordinated Debentures (the "Debentures," such term to include any such debentures issued in substitution therefor pursuant to Section 14 of this Agreement), which are stapled to 925,185 (the "Stapled Shares"). The Debentures shall be substantially in the form set out in Exhibit 1 hereto, with such changes therefrom, if any, as may be approved by the Holders and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B hereto; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.     ISSUE OF DEBENTURES.

        Subject to the terms and conditions of this Agreement, the Company hereby issues and sells to Holders, and Holders hereby purchases from the Company, in partial consideration for the Contribution, an aggregate of US $8,465,442.75 in principal amount of Debentures at 100% of the principal amount thereof.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

  3.1
  PRIVATE OFFERING BY THE COMPANY.

        Neither the Company nor anyone acting on its behalf has offered the Debentures or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Holders, which has been offered the Debentures at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Debentures to the registration requirements of Section 5 of the Securities Act.

4.     REPRESENTATIONS OF THE HOLDER.

  4.1
  PURCHASE FOR INVESTMENT.

        Each Holder represents that it is purchasing the Debentures for its own account and not with a view to the public distribution thereof, provided that the disposition of its property shall at all times be within its control. Each Holder understands that the Debentures have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Debentures.

5.     TERM.

        Debentures shall have a perpetual term, without any stated maturity date.

6.     PAYMENT OF INTEREST.

        Holders of Debentures shall be entitled to receive interest payments in an amount per Debenture equal to that sum calculated as if the Debentures participated equally and ratably with the holders of Ordinary Shares in all dividends and distributions paid (whether in the form of cash, securities or otherwise) on Ordinary Shares determined as if immediately prior to each record date for payment of such dividend or distribution in respect of Ordinary Shares, all Debentures then outstanding were converted into Ordinary Shares in the manner provided under Section 8, and at the Conversion Price in effect on such record date. Accordingly, each holder of Debentures shall receive on the payment date of such dividend or distribution on Ordinary Shares an amount per Debenture of cash, securities or other property so distributed as such holder would have received had such holder converted, at the Conversion Price in effect on the record date for the payment of such dividend or distribution, all of the principal amount of such Debenture into Ordinary Shares immediately prior to the record date for the payment of such dividend or distribution.

7.     REDEMPTION OF THE DEBENTURES.

  7.1
  REDEMPTION; REDEMPTION PRICE.

        At any time or from time to time, subject to any holder's right to first convert Debentures into Ordinary Shares, the Company may redeem (a "Redemption") the Debentures in whole or in part at a redemption price per Debenture equal to the Redemption Price as of the Redemption Date, together with any accrued and unpaid interest payable in accordance with Section 6 in respect of dividends or distributions on Ordinary Shares having a payment date on or prior to the Redemption Date. For purposes of this Agreement, the "Redemption Price" means, as of any date, an amount per Debenture equal to the greater of (i) the sum of (x) the principal amount outstanding under such Debenture and (y) the Premium as of such date, and (ii) the product of multiplying (x) the total number of Ordinary Shares that would be issuable upon conversion of such Debenture immediately prior to such date, at the Conversion Price in effect on such date, by (y) the Fair Market Value per Ordinary Share determined as of such date. For purposes of this Agreement, the "Premium" means, as of any date, an amount per Debenture equal to the amount of interest, computed on the basis of a 360-day year of twelve 30-day months, that would have accrued at an annual rate of 5.0% (compounded quarterly) on the principal amount of such Debenture during the period commencing on the date hereof through such date.

        In the case of any Debenture which is redeemed in part only, upon such Redemption the Company shall execute and deliver to the holder thereof, at the expense of the Company, a new Debenture or Debentures in aggregate principal amount equal to the portion of the principal amount of such Debenture that has not been redeemed. In the case of any Debenture which is redeemed, in whole or in part, after any record date for the payment of any dividend or distribution in respect of Ordinary Shares and on or prior to the date fixed for payment of such dividend or distribution, the interest due in accordance with Section 6 in respect of such dividend or distribution shall be payable, without duplication, to the holders on such record date notwithstanding such Redemption, and such interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Debenture is registered at the close of business on such record date.

  7.2
  ELECTION TO REDEEM; NOTICE TO HOLDERS.

        The Company shall give each holder of Debentures written notice of a Redemption not less than two Business Days prior to the date fixed for such Redemption (the "Redemption Date"), specifying the Redemption Date and the Redemption Price applicable to such Redemption (including a reasonably detailed description of the calculation thereof). Notwithstanding such notice, outstanding Debentures shall remain convertible during the period from the date of such notice through the Redemption Date in accordance with the provisions of Section 8 of this Agreement (and in any event shall remain convertible until the Redemption Price is paid in respect thereof). In the event that less than all of the outstanding Debentures shall be called for Redemption, Debentures shall be redeemed pro rata from the holders of outstanding Debentures.

  7.3
  DEBENTURES PAYABLE ON REDEMPTION DATE.

        Notice of a Redemption having been given pursuant to Section 7.2, the Debentures shall, on the Redemption Date fixed for such Redemption, become due and payable at the applicable Redemption Price, and from and after such Redemption Date (unless the Company shall default in the payment of the Redemption Price and accrued and unpaid interest payable as set forth herein), such Debentures shall cease to bear interest in accordance with Article 6. If the amount payable in respect of any Debenture selected for Redemption shall not be so paid or made available for payment, the unpaid amount shall, until paid, bear interest from the Redemption Date fixed for such Redemption at a rate equal to the Default Rate. The Company will promptly cancel all Debentures redeemed by it.

  7.4
  MANDATORY REDEMPTION.

        If and to the extent the Company repurchases or redeems, or otherwise returns capital in respect of, any Stapled Shares (whether in the form of cash, securities or otherwise and whether pursuant to a reduction of the nominal value of such Stapled Shares or not), the Company shall redeem a portion of the Debentures as shall equal the product of (x) the aggregate principal amount of such Debentures then outstanding multiplied by (y) a fraction of which (I) the denominator shall be the total capital contributed to the Company in respect of the Stapled Shares, less any previous repurchase, redemption or other return of capital in respect of such Stapled Shares, and (II) the numerator shall be the amount of capital returned to the holders of Stapled Shares in such repurchase, redemption or other return of capital. Any redemption effected pursuant to this Section 7.4 shall be effected in accordance with the terms and subject to the conditions set forth in this Section 7.

8.     CONVERSION OF DEBENTURES.

  8.1
  CONVERSION PRIVILEGE.

        Subject to and upon compliance with the provisions of this Section 8, at the option of the holder thereof, any Debenture or any portion of the principal amount thereof may be converted into that number of fully paid and nonassessable Ordinary Shares (calculated as to each conversion to the nearest 1/1000 of a share) as shall equal the quotient of (a) the sum of (i) the principal amount to be so converted plus (ii) any accrued and unpaid interest payable in accordance with Section 6 in respect of dividends or distributions on Ordinary Shares having a payment date on or prior to the Redemption Date, divided by (b) the Conversion Price, determined as hereinafter provided, in effect at the time of such conversion. In case the Debentures are called for Redemption, such conversion right in respect of the Debentures shall expire at the close of business on the Redemption Date, unless (i) notice of conversion under Section 8.3 has been given prior to such time, or (ii) the Company defaults in making the payment due upon such Redemption.

        In the case of any Debenture which is converted, in whole or in part, after any record date for the payment of any dividend or distribution in respect of Ordinary Shares and on or prior to the date fixed for payment of such dividend or distribution, the interest due in accordance with Section 6 in respect of such dividend or distribution shall be payable, without duplication, on such record date notwithstanding such conversion, and such interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Debenture is registered at the close of business on such record date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any Debenture which is converted, interest which would become payable on any date falling after the date of conversion of such Debenture shall not be payable.

  8.2
  CONVERSION PRICE; AUTOMATIC ADJUSTMENT OF CONVERSION PRICE.

        The price at which Ordinary Shares shall be delivered upon conversion shall initially be US $9.15 aggregate principal amount per Ordinary Share (the "Conversion Price"), which Conversion Price shall be subject to adjustment as set forth below. On March 31, June 30, September 30 and December 31 of each calendar year, the Conversion Price shall automatically be adjusted such that the Conversion Price in effect on such date shall equal the product, rounded to the nearest ten decimal places, of (a) the Conversion Price in effect as of the immediately preceding quarterly adjustment multiplied by (b) 0.9878765474 (provided that, when calculating the Conversion Price as of any date other than the last day of a fiscal quarter, the Conversion Price shall be adjusted pro rata for the partial quarterly period elapsed).

  8.3
  EXERCISE OF CONVERSION PRIVILEGE.

  (a)
  Conversion at the Option of a Holder

        Any holder of any Debenture wishing to exercise the conversion privilege shall give the Company irrevocable written notice of such election at least five Business Days prior to the Business Day designated in such notice as the date of conversion (the "Optional Conversion Date"). Such notice also shall specify the principal amount of Debentures to be converted. The holder of any Debenture to be converted shall, on or before the Optional Conversion Date, surrender such Debenture, duly endorsed or assigned to the Company or in blank, at the principal executive office of the Company.

  (b)
  Mandatory Conversion

        In the event that any or all of the debentures (the "Existing Debentures") outstanding under that certain Debenture Agreement (as amended or supplemented from time to time, the "Existing Debenture Agreement"), dated as of August            , 2002, made by and between PARADIGM GEOTECHNOLOGY B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under Netherlands law (the "Company"), and PARADIGM GEOTECHNOLOGY HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under Netherlands law, are converted into Ordinary Shares, an amount of the Debentures (the "Converted Amount") equal to the product of (x) the amount of Debentures then outstanding, multiplied by a fraction, the numerator of which shall equal (y) the principal amount of the Existing Debentures that were converted, and the denominator of which shall equal (z) the principal amount of the Existing Debentures that were outstanding immediately prior to such conversion, shall automatically convert into Ordinary Shares on the date such Existing Debentures are converted (a "Mandatory Conversion Date" and, together with any Optional Conversion Date, a "Conversion Date"). The Holders and the Company agree that there can be more than one Mandatory Conversion Date.

        Debentures shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, at the Conversion Price in effect on such Conversion Date, and at such time the rights of the holders of such Debentures as holders shall cease, and the Person or Persons entitled to receive the Ordinary Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Company shall take such action as shall be necessary under law to reflect the issuance of the number of full Ordinary Shares issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 8.4.

        In the case of any Debenture which is converted in part only, upon such conversion the Company shall execute and deliver to the holder thereof, at the expense of the Company, a new Debenture or Debentures in aggregate principal amount equal to the unconverted portion of the principal amount of such Debenture.

  8.4
  FRACTIONS OF SHARES.

        No fractional Ordinary Shares shall be issued upon conversion of Debentures. If more than one Debenture shall be surrendered for conversion at one time by the same holder, at the election of such holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Debentures (or specified portions thereof) so converted. In lieu of any fractional Ordinary Share which would otherwise be issuable upon conversion of any Debenture or Debentures (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value per Ordinary Share determined as of the day of conversion.

  8.5
  ADJUSTMENT OF THE CONVERSION PRICE UPON CERTAIN EVENTS.

        (a)   In case the Company shall (i) pay a dividend on any class of its capital stock in Ordinary Shares (other than a dividend paid to holders of Ordinary Shares in which the holders of Debentures participate pro rata pursuant to Section 6), (ii) subdivide the outstanding Ordinary Shares into a greater number of shares or (iii) combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying (A) the Conversion Price at which Debentures were theretofore convertible by (B) a fraction of which (x) the denominator shall be the number of Ordinary Shares outstanding immediately following such action and (y) the numerator shall be the number of shares of Ordinary Shares outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

        (b)   In case the Company shall (i) issue to any Person rights or warrants entitling such Person to subscribe for or purchase Ordinary Shares at a price per Ordinary Share (including the sale price, if any, of such rights or warrants) less than the greater of (A) the Fair Market Value per Ordinary Share on the date of issuance and (B) the Conversion Price in effect on the date of issuance (such greater amount, the "Greater Price"), or (ii) issue to any Person any other securities convertible into or exchangeable for Ordinary Shares for a consideration per Ordinary Share deliverable upon conversion or exchange thereof less than the Greater Price, then the Conversion Price in effect immediately prior thereto shall be adjusted so that the Conversion Price shall be equal to the price determined by multiplying (x) the Conversion Price at which Debentures were theretofore convertible by (y) a fraction of which (I) the denominator shall be the sum of (1) the number of Ordinary Shares outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional Ordinary Shares offered for subscription or purchase, or issuable upon such conversion or exchange, and (II) the numerator shall be the sum of (1) the number of Ordinary Shares outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional Ordinary Shares which the aggregate purchase price or consideration referred to above to be paid at or prior to the issuance of such Ordinary Shares for the number of Ordinary Shares so offered would purchase at the Greater Price. Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective immediately after the date of issuance of such securities. In the event the price per Ordinary Share deliverable upon exercise of any outstanding right or warrant to purchase or subscribe for Ordinary Shares, or upon conversion or exchange of any securities convertible into or exchangeable for Ordinary Shares, is adjusted or amended to an amount less than the Greater Price, calculated as of the date of such adjustment, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided in the immediately preceding sentence as if such right, warrant or convertible or exchangeable security were newly issued by the Company on the date of such adjustment or amendment (taking into account any prior adjustment to the Conversion Price made on account of such right, warrant or convertible or exchangeable security). The foregoing notwithstanding, upon the expiration of any right or warrant to purchase Ordinary Shares, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 8.5(b), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (taking into account any other adjustments to the Conversion Price made pursuant to the provisions of this Section 8.5(b) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of Ordinary Shares actually purchased upon the exercise of such rights or warrants. No further adjustment shall be made upon exercise of any right, warrant, convertible security or exchangeable security if any adjustment shall have been made upon issuance of such security.

        (c)   In case the Company shall purchase or otherwise acquire any Ordinary Shares, or shall redeem the outstanding Ordinary Shares, at a price per share greater than the Fair Market Value per Ordinary Share on the date of such event, or in case the Company shall purchase, redeem or otherwise acquire other securities convertible into or exchangeable for Ordinary Shares for a consideration per Ordinary Share into which such security is convertible or exchangeable greater than the Fair Market Value per Ordinary Share on the date of such event, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which Debentures were theretofore convertible by (B) a fraction of which (x) the denominator shall be the Fair Market Value per Ordinary Share on the date of such event, and (y) the numerator shall be the Fair Market Value per Ordinary

Share on the date of such event less the quotient of (1) the difference between (a) the aggregate consideration paid by the Company for all Ordinary Shares (or, in the case of securities convertible into or exchangeable for Ordinary Shares, the aggregate consideration for all Ordinary Shares into which such security is convertible or exchangeable) purchased, redeemed or acquired in such transaction or event and (b) the aggregate Fair Market Value of the number of Ordinary Shares (or, in the case of securities convertible into or exchangeable for Ordinary Shares, the aggregate Fair Market Value of all Ordinary Shares into which such security is convertible or exchangeable) so purchased, redeemed or acquired in, and measured as of the date of, such transaction or event divided by (2) the number of Ordinary Shares outstanding on the date of the relevant event after giving effect to such purchase, redemption or acquisition. Such adjustment shall be made whenever such Ordinary Shares or convertible or exchangeable securities are purchased, redeemed or acquired, and shall become effective immediately after the purchase, redemption or acquisition of such securities.

        (d)   In case the Company shall issue or sell any Ordinary Shares at a price per share below the Greater Price on the date the Company commits or agrees to such sale or issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted so that the Conversion Price shall be equal to the price determined by multiplying (A) the Conversion Price at which Debentures were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of Ordinary Shares outstanding on the date of issuance or sale of such Ordinary Shares and (2) the number of additional Ordinary Shares issued or sold, and (y) the numerator shall be the sum of (1) the number of Ordinary Shares outstanding on the date of issuance or sale of such Ordinary Shares and (2) the number of additional Ordinary Shares which the aggregate offering price of the number of Ordinary Shares so sold or issued would purchase at the Greater Price on the date the Company commits or agrees to such sale or issuance. Such adjustment shall be made whenever Ordinary Shares are issued or sold, and shall become effective immediately after the issuance or sale of such securities.

        (e)   The Company may make such reductions in the Conversion Price, in addition to those required by paragraphs (a), (b), (c) and (d) of this Section 8.5, as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients or any of their direct or indirect shareholders, members or partners.

        (f)    For the purposes of this Section 8.5, the number of Ordinary Shares outstanding at any time shall not include shares held in the treasury of the Company. The Company shall not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Company, and shall not issue any rights or warrants in respect of Ordinary Shares held in the treasury of the Company.

  8.6
  NOTICE OF ADJUSTMENTS OF CONVERSION PRICE.

        Whenever the Conversion Price is adjusted in accordance with Section 8.5:

        (a)   the Company shall compute the adjusted Conversion Price and shall prepare a certificate signed by the chief executive officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the books and records of the Company; and

        (b)   a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall promptly be mailed by the Company, together with a copy of the certificate prepared in accordance with Section 8.6(a), to all holders of outstanding Debentures at their last addresses as they shall appear in the Debenture Register.

  8.7
  NOTICE OF CERTAIN CORPORATE ACTION.

        In case:

        (a)   the Company shall declare a dividend or any other distribution on its Ordinary Shares;

        (b)   the Company shall authorize the granting to the holders of its Ordinary Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights;

        (c)   of any reclassification of Ordinary Shares, or of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the sale, transfer, lease, conveyance or other distribution of all or substantially all of the assets of the Company; or

        (d)   of any Liquidation,

        then the Company shall cause to be filed with the books and records of the Company, and shall cause to be mailed to all holders of outstanding Debentures at their last addresses as they shall appear in the Debenture Register, at least seven Business Days (or five Business Days in any case specified in clause (a) or (b) above) prior to the applicable record or effective date hereinafter specified, a notice describing such event in reasonable detail and stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, lease conveyance, distribution or Liquidation is expected to become effective, and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, lease conveyance, distribution or Liquidation. Notwithstanding the foregoing, the failure to provide or receive such notice or any defect therein or in the delivery thereof shall not affect the validity of any action taken in connection with any of the matters described in clauses (a) through (d) above.

  8.8
  COMPANY TO RESERVE COMMON STOCK.

        The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Ordinary Shares, for the purpose of effecting the conversion of Debentures, the full number of Ordinary Shares then issuable upon the conversion of all outstanding Debentures.

  8.9
  TAXES ON CONVERSIONS.

        The Company will pay any and all transfer or stamp taxes that may be payable in respect of the issue or delivery of Ordinary Shares on conversion of Debentures pursuant hereto. The Company shall not, however, be required to pay any income tax payable with respect to conversion of Debentures or any tax which may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the Debenture or Debentures to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

  8.10
  COVENANT AS TO ORDINARY SHARES.

        The Company covenants that all Ordinary Shares which may be issued upon conversion of Debentures will upon issuance, be fully paid and nonassessable and, except as provided in Section 8.9, the Company will pay all taxes, liens and charges with respect to the issue thereof.

  8.11
  CANCELLATION OF CONVERTED DEBENTURES.

        All Debentures delivered for conversion shall be delivered to and canceled by the Company.

  8.12
  PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS.

        In case of any consolidation of the Company with or merger of the Company into any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Ordinary Shares), or any sale, transfer, lease, conveyance or other distribution of all or substantially all of the assets of the Company, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver a supplement to this Agreement providing that the holder of each Debenture shall have the right thereafter to convert such Debenture at any time, in whole or in part, into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, conveyance or other distribution by a holder of the number of Ordinary Shares (including fractional shares) of the Company into which such Debenture would otherwise then be convertible (had such conversion taken place immediately prior to such consolidation, merger, sale, transfer, lease, conveyance or other distribution), assuming such holder of Ordinary Shares (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease, conveyance or other distribution was made, as the case may be ("constituent Person"), or an Affiliate of a constituent Person (to the extent that any such Persons are treated differently than the other holders of Company securities in such transaction) and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, conveyance or other distribution (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, conveyance or other distribution is not the same for each Ordinary Share held immediately prior to such consolidation, merger, sale, transfer, lease, conveyance or other distribution by others than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, conveyance or other distribution by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplement to this Agreement shall provide for adjustments which, for events subsequent to the effective date of the event which triggers the requirement of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions of this Section 8.12 shall similarly apply to successive consolidations, mergers, sales, transfers, leases, conveyances or other distributions.

9.     AFFIRMATIVE COVENANTS.

  9.1
  MAINTENANCE OF EXISTENCE.

        The Company covenants that so long as any of the Debentures are outstanding, except as provided in Section 10.1, the Company will at all times preserve and keep in full force and effect its existence under applicable law. Subject to Section 10.1, the Company will at all times preserve and keep in full force and effect the existence of each of its Subsidiaries under applicable law (unless merged or consolidated into the Company or a Subsidiary) and all rights and franchises of the Company and its

Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

  9.2
  DEBENTURES SUBORDINATE TO SENIOR OBLIGATIONS.

        The Company covenants and agrees, and each holder of a Debenture, by acceptance thereof, likewise covenants and agrees, (i) that, to the extent and in the manner set forth in this Section 9.2, the Company's Senior Obligations, if any, will be senior in right of payment to the Debentures, and (ii) that the subordination provisions set forth in this Section 9.2 are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligation, whether such Senior Obligation was created or acquired before or after the date of this Agreement, to acquire and continue to hold, or to continue to hold, such Senior Obligation and such holder of Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or continuing to hold, such Senior Obligations.

        (a)   As used herein, "senior in right of payment to the Debentures" means that: (i) no part of the Debt shall have any claim to the assets of the Company on a parity with or prior to the claim of the Senior Obligations; and (ii) unless and until the Senior Obligations then due and payable have been paid in full, without the express prior written consent of all holders of such Senior Obligations, no Holder will take, demand (including by means of any legal action) or receive from the Company, and the Company will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Debt; provided, however, that (x) at any time, the Company may make, and the Holders may receive, scheduled payments on account of the Debt in accordance with the terms hereof, except (I) if a default in the performance or observance of any term or condition relating to any Senior Obligations (other than a default in the payment of any principal of, premium if any, or interest on the Senior Obligations) has occurred and is continuing that permits the holders of the Senior Obligations to declare such Senior Obligations to be due and payable, the holders of Senior Obligations may give notice (a "Senior Blockage Notice") to the Company (provided, however, no more than one Senior Blockage Notice may be given during any 365 consecutive day period) that until all Senior Obligations are paid in full, no scheduled payments may be made by the Company on account of the Debt during the period ("Senior Blockage Period") commencing on the date of such Senior Blockage Notice and ending on the earliest of: (A) 180 days after the date of such Senior Blockage Notice; (B) the date such default is cured or waived; and (C) the date that the holders of the Senior Obligations shall have given notice to the Company of termination of the Senior Blockage Period, and (II) when a default in the payment of any principal of, premium if any, or interest on the Senior Obligations has occurred and is continuing or would result therefrom, (y) upon the acceleration of the maturity of any Senior Obligations, the Holders may accelerate the scheduled maturities of the Debentures if and to the extent permitted hereby at such time but such acceleration shall not give any Holder any right to take, demand (including by means of any legal action) or receive from the Company, or the Company the right to make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Debentures unless and until the Senior Obligations have been paid in full, and (z) nothing contained herein shall restrict the right of holders of Debentures to receive interest payments in accordance with Section 6 in respect of dividends or distributions on Ordinary Shares, or to convert the Debentures in accordance with Section 8.

        (b)   Any payment or distribution of assets of the Company, whether in cash, property or securities, to which any Holder would be entitled except for the provisions hereof, shall be paid or delivered by the Holder, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, to the holders of the Senior Obligations or their representative, ratably in accordance with the amounts thereof, to the extent necessary to pay in full all Senior Obligations, before any payment or distribution shall be made to any Holder.

        (c)   The expressions "prior payment in full," "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Senior Obligations shall mean the payment in full in cash, in immediately available funds, of all of the Senior Obligations; and the expression "any payment of or security for the whole or any part of the Debt" and any other similar terms or phrases when used herein shall not be deemed to include a payment or distribution of shares or other securities of the Company provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment, which stock or securities are subordinated in right of payment to all then outstanding Senior Obligations to substantially the same extent as the Debentures are so subordinated as provided in this Section 9.2. The consolidation of the Company with, or the merger of the Company into, another Person or a Liquidation of the Company following the sale, transfer, lease, conveyance or other distribution of all or substantially all of the properties and assets of the Company substantially as an entirety to another Person upon the terms and conditions set forth in Section 10.1 shall not be deemed a "proceeding" for the purposes of this Section 9.2 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by sale, transfer, lease, conveyance or other distribution such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer, lease or other disposition, comply with the conditions set forth in Section 10.1.

        (d)   If any payment or distribution, whether consisting of money, property or securities, is collected or received by any Holder in respect of the Debt, except payments permitted hereunder, such Holder forthwith shall deliver the same to the holders of the Senior Obligations or their representative, ratably in accordance with the amounts thereof, in the form received, duly endorsed to such holders or representative, if required, to be applied to the payment or prepayment of the Senior Obligations until the Senior Obligations are paid in full. Until so delivered, such payment or distribution shall be held in trust by such Holder as the property of such holders of Senior Obligations, segregated from other funds and property held by the Holder.

        (e)   As used herein, "Senior Obligations" shall mean collectively the unpaid principal of, premium, if any, and interest on (including, without limitation, interest accruing after the maturity date of any Senior Obligation and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) all Indebtedness of the Company whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, in each case whether on account of principal, premium, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

        (f)    As used herein, "Debt" shall mean collectively the unpaid principal of, premium, if any, and interest on (including, without limitation, interest accruing after the maturity date of any Debenture and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Debentures, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, in each case whether on account of principal, premium, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

  9.3
  TREATMENT UNDER NETHERLANDS TAX LAWS.

        Holder and the Company agree that the Debentures qualify as equity for Netherlands tax purposes and further agree that if the treatment of the Debentures is relevant in connection with (i) any Netherlands corporate income tax, capital tax or other tax return filed by the Company, the Holder or any of their respective affiliates or (ii) any other substantive communication between the Company, the Holder or any of their respective affiliates, on the one hand, and the Netherlands tax authorities, on the other hand, the Company, Holder or such affiliate, as applicable, shall treat the Debentures as equity, in accordance with the substantive economics of the Debentures, for Netherlands tax purposes, to the fullest extent permitted by applicable law.

10.   NEGATIVE COVENANTS.

        The Company covenants that so long as any of the Debentures are outstanding:

  10.1
  MERGER, CONSOLIDATION, ETC.

        The Company shall not consolidate with or merge with any other company or convey, transfer or lease or otherwise dispose of all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

        (a)   the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent company organized and existing under the laws of the United States, any State thereof (including the District of Columbia), or the Netherlands, and, if the Company is not the successor company, such company shall have executed and delivered to each holder of any Debentures its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Debentures; and

        (b)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        No such conveyance, transfer, or other disposition of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor company that shall theretofore have become such in the manner prescribed in this Section 10.1 from its liability under this Agreement or the Debentures.

  10.2
  FORBEARANCE FROM RESTRICTIONS ON RIGHTS OF HOLDERS OF DEBENTURES.

        The Company will not enter into any agreement or instrument or otherwise agree to any covenant that would in any way limit the right of the holders of the Debentures to convert the Debentures into Ordinary Shares.

11.   PAYMENTS ON LIQUIDATION.

        Upon a Liquidation, the holders of outstanding Debentures shall be entitled to receive, from what remains of the Company's assets after payment of Indebtedness and in preference to and in priority over the holders of Ordinary Shares and any other outstanding issues of capital stock of the Company (other than any issue of Preferred Shares of the Company that, according to its terms and conditions, ranks pari passu with the Debentures), an amount per outstanding Debenture equal to the sum of (a) the greater of (i) the sum of (x) the principal amount outstanding under such Debenture and (y) the Premium on such Debenture as of the date of such Liquidation, and (ii) such amount as would be payable as a liquidating distribution in respect of the number of Ordinary Shares into which such Debenture was convertible into immediately prior to such Liquidation if such shares were so converted at the Conversion Price in effect on the date immediately prior to such Liquidation (the greater of the amounts set forth in clauses (i) and (ii) above, the "Liquidation Payment") and (b) any accrued and unpaid interest payable in accordance with Section 6 in respect of dividends or distributions on Ordinary Shares having a payment date on or prior to the date of such Liquidation. After the Liquidation Payment and such accrued and unpaid interest has been paid in full to the holders of Debentures (and any class of Preferred Shares of the Company that, according to its terms and conditions, ranks pari passu with the Debentures), the remainder of the assets of the Company available for distribution to shareholders may be paid to the holders of Ordinary Shares and other outstanding shares of capital stock of the Company in proportion to the aggregate nominal amount of such securities. If the assets of the Company are not sufficient to pay the Liquidation Payment in full to the holders of outstanding Debentures, the holders of all outstanding Debentures shall share ratably in any such distribution.

12.   EVENTS OF DEFAULT.

        An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

        (a)   the Company defaults in the payment of any principal or premium on any Debenture when the same becomes due and payable hereunder; or (b) the Company defaults in the payment of any interest on any Debenture for more than ten Business Days after the same becomes due and payable; or (c) the Company defaults in the performance of or compliance with any term contained in Section 10.1; or (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Debenture (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 12); or any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; (f) the Company (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated, or (v) takes corporate action for the purpose of any of the foregoing; or (g) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its significant subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the liquidation of the Company or any of its significant subsidiaries, or any such petition shall be filed against the Company or any of its significant subsidiaries and such petition shall not be dismissed within 60 days.

13.   REMEDIES ON DEFAULT.

  13.1
  ACCELERATION.

        Subject to Section 9.2:

        (a)   If an Event of Default with respect to the Company described in paragraph (f) or (g) of Section 12 has occurred, all the Debentures then outstanding shall automatically become immediately due and payable.

        (b)   If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Debentures at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Debentures then outstanding to be immediately due and payable.

        (c)   If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder or holders of Debentures at the time outstanding affected by such Event of

Default may at any time, at its or their option, by notice or notices to the Company, declare all the Debentures held by it or them to be immediately due and payable.

        Upon any Debentures becoming due and payable under this Section 13.1, whether automatically or by declaration, such Debentures will forthwith mature and the entire unpaid principal amount of such Debentures, plus all accrued and unpaid interest thereon payable in accordance with Section 6 shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. From and after the time at which the Debentures become due and payable in accordance with this Section 13.1, the full amount due and payable thereunder shall accrue interest at the Default Rate.

  13.2
  OTHER REMEDIES.

        If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Debentures have become or have been declared immediately due and payable under Section 13.1, the holders of 50% or more in principal amount of the Debentures then outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Debenture, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

        Notwithstanding the foregoing, the holder of any Debenture shall have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such Debenture and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

  13.3
  RESCISSION.

        At any time after any Debentures have been declared due and payable pursuant to clause (b) of Section 13.1, the holders of not less than 25% in principal amount of the Debentures then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Debentures, all principal of and premium, if any, on any Debentures that are due and payable other than by reason of such declaration and are unpaid, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Debentures, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Debentures. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

  13.4
  NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

        No course of dealing and no delay on the part of any holder of any Debenture in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Debenture upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Debenture on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

14.   REGISTRATION; EXCHANGE; SUBSTITUTION OF DEBENTURES.

  14.1
  REGISTRATION OF DEBENTURES.

        The Company shall keep at its principal executive office a register for the registration and registration of transfers of Debentures (the "Debenture Register"). The name and address of each holder of one or more Debentures, each transfer thereof and the name and address of each transferee of one or more Debentures shall be registered in such Debenture Register. The Company shall keep the Debenture Register together with its shareholder register, and shall include a note in its shareholder register to the effect that certain Ordinary Shares listed therein are stapled to Debentures as set forth in the Debenture Register. Prior to due presentment for registration of transfer, the Person in whose name any Debenture shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of at least US $15,000,000.00 aggregate principal amount of Debentures (which amount shall be reduced pro rata in the case of partial Redemptions or conversions), promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Debentures.

  14.2
  TRANSFER AND EXCHANGE OF DEBENTURES.

        Subject to Section 14.4, upon surrender of any Debenture at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Debenture or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Debenture or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Debentures (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Debenture. Each such new Debenture shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Debenture shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Debenture or dated the date of the surrendered Debenture if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Debentures. Debentures shall not be transferred in denominations of less than US $1,000.00. Any transferee, by its acceptance of a Debenture registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 4.3.

  14.3
  REPLACEMENT OF DEBENTURES.

        Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Debenture, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Debenture, dated the date hereof, in replacement of such Debenture.

  14.4
  DEBENTURES STAPLED TO ORDINARY SHARES.

        The Debenture Register shall include, for each Debenture listed therein, the identification numbers (as such appears in the Company's shareholder register) of the Stapled Shares stapled to such Debenture. Notwithstanding anything contained herein to the contrary, a holder may not Transfer any Debenture (or portion thereof) unless such holder simultaneously Transfers to the transferee thereof one whole Ordinary Share for each US $1,000.00 aggregate principal amount of Debentures; provided that this sentence shall not apply to (i) the redemption of any Debenture pursuant to Section 7, (ii) the Transfer of any Debenture to an Affiliate of such holder or to the Company, or (iii) the exchange of any Debenture or Debentures solely for a Debenture or Debentures representing different principal amounts. Any Transfer of Debenture without a Transfer of the corresponding Stapled Share or Stapled Shares, to the same person as such Debenture is Transferred to, shall be invalid and void and shall not be binding on the Company. Upon any Transfer of Ordinary Shares held by a holder of Debentures, such holder shall be deemed to have simultaneously Transferred, to the same transferee as such Ordinary Shares have been transferred to, a portion of the Debentures held by such holder as shall equal the principal amount of Debentures to which such Ordinary Shares would be considered Stapled Shares. The ratio of one whole Ordinary Share per US $1,000.00 aggregate principal amount of Debentures shall be adjusted proportionately to reflect partial Redemptions, and any reclassification of, or adjustment to the number of outstanding, Ordinary Shares, or any repurchase, redemption or other similar transaction relating to the outstanding Ordinary Shares.

15.   PAYMENTS ON DEBENTURES.

        Unless otherwise agreed between the Company and Holder, payments of principal and interest becoming due and payable on the Debentures shall be made United States dollars in Amsterdam, the Netherlands, at the principal office of the Company. The Company may at any time, by notice to each holder of a Debenture, change the place of payment of the Debentures so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

16.   EXPENSES, ETC.

  16.1
  TRANSACTION EXPENSES.

        The Company will pay all reasonable out-of-pocket fees and expenses in connection with this Agreement or the Debentures, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Debentures or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Debentures, or by reason of being a holder of any Debenture, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Debentures. The Company will pay, and will save Holder and each other holder of a Debenture harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders or professional advisors.

  16.2
  SURVIVAL.

        The obligations of the Company under this Section 16 will survive the payment or transfer of any Debenture, the enforcement, amendment or waiver of any provision of this Agreement or the Debentures, and the termination of this Agreement.

17.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Debentures, the purchase or transfer by Holder of any Debenture or portion thereof or interest therein and the payment of any Debenture, and may be relied upon by any subsequent holder of a Debenture, regardless of any investigation made at any time by or on behalf of Holder or any other holder of a Debenture. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Debentures embody the entire agreement and understanding between Holder and the Company, and supersede all prior agreements and understandings, relating to the subject matter hereof.

18.   AMENDMENT AND WAIVER.

  18.1
  REQUIREMENTS.

        This Agreement and the Debentures may be amended, and the observance of any term hereof or of the Debentures may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Debenture at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Debentures, (ii) change the percentage of the principal amount of the Debentures the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 6, 7, 8, 12(a), 12(b), 13 or this Section 18.

  18.2
  SOLICITATION OF HOLDERS OF DEBENTURES.

        (a)   Solicitation. The Company will provide each holder of the Debentures (irrespective of the amount of Debentures then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Debentures. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Debentures promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Debentures.

        (b)   Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Debentures as consideration for or as an inducement to the entering into by any holder of Debentures of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Debentures then outstanding that consents thereto.

  18.3
  BINDING EFFECT, ETC.

        Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Debentures and is binding upon them and upon each future holder of any Debenture and upon the Company without regard to whether such Debenture has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Debenture nor any delay in exercising any rights hereunder or under any Debenture shall operate as a waiver of any rights of any holder of such Debenture.

  18.4
  DEBENTURES HELD BY COMPANY, ETC.

        Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Debentures then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Debentures, or have directed the taking of any action provided herein or in the Debentures to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Debentures then outstanding, Debentures directly or indirectly owned by the Company or any of its controlled Affiliates shall be deemed not to be outstanding.

19.   NOTICES.

        All notices and communications provided for here under shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Unless another address has been provided in writing by such party, any notice hereunder shall be sent:

  (i)
  if to Holder or Holder's nominee, to such holder at such address as such other holder shall have specified to the Company in writing, or

  (ii)
  if to the Company, to:

    Paradigm Geotechnology B.V.
    Teleportboulevard 140
    1043 EJ Amsterdam
    The Netherlands

    Attention: Saul A. Fox
    Facsimile: +31 20 644 7011

        Notices under this Section 19 will be deemed given only when actually received.

20.   MISCELLANEOUS.

  20.1
  SUCCESSORS AND ASSIGNS.

        All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Debenture) whether so expressed or not.

  20.2
  PAYMENTS DUE ON NON-BUSINESS DAYS.

        Anything in this Agreement or the Debentures to the contrary notwithstanding, any payment of principal of or premium or interest on any Debenture that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

  20.3
  SEVERABILITY.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

  20.4
  CONSTRUCTION.

        Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

  20.5
  COUNTERPARTS.

        This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

  20.6
  GOVERNING LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a United States federal or state court located in the Borough of Manhattan in the City and State of New York and the parties hereto consent to jurisdiction before and waive any objections of venue to such New York and federal courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

  20.7
  FURTHER ASSURANCES.

        Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARADIGM GEOTECHNOLOGY B.V.
By:	/s/ Shai Buber
Name: Shai Buber Title: Attorney in Fact
Pascal Le Mélinaire
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Magali Lecour
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Julien Alapetite
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Didier Donner
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Jacques Forestier
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Etienne Chewier
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Isabelle Conreaux
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Bruno Levy
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact

Nathalie Dulac
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Philippe Pluyaud
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Richard Cognot
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Olivier Mariez
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Jean-Claude Dulac
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Elisabeth Mouillie
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Thierry Valentin
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Jean-Louis Mallet
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Taoufik Ait Ettajer
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Agnes Mallet
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact

Fabien Bosquet
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Laure Mallet
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Louis Cocciolone
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Joel Conraud
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
Bernadette Arbey
By:	/s/ Pascal Le Mélinaire
Name: Pascal Le Mélinaire Title: Attorney in Fact
R CAPITAL PRIVE TECHNOLOGIES
By:	/s/ Jérome Pujol
Name: Jérome Pujol Title:
FCPR GALILEO
By:	Joel Flichy
Name: Joel Flichy Title:
MATIGNON TECHNOLOGIES
By:	/s/ Illegible
Name: Illegible Title:
R CAPITAL TECHNOLOGIES
By:	Jérome Pujol
Name: Jérome Pujol Title:
BLUE INSIDER
By:	/s/ Galileo
Name: Galileo Title:

SCHEDULE A

LIST OF HOLDERS

Name of the Holders	Number of subordinated convertible debentures
Le Melinaire, Pascal	35,440
Alapetite, Julien	2,655
Conreaux, Isabelle	1,155
Lecour, Magali	2,305
Donner, Didier	2,655
Chewier, Etienne	2,655
Dulac, Nathalie	2,655
Dulac, Jean-Claude	231,890
Valentin, Thierry	13,350
Ait Ettajer, Taoufik	17,525
Bosquet, Fabien	22,275
Cognot, Richard	9,850
Pluyaud, Philippe	20,025
Mariez, Olivier	12,250
Conraud, Joel	13,350
Mouille, Elisabeth	7,245
Forestier, Jacques	6,825
Mallet, Jean-Louis	14,845
Mallet, Agnes	14,845
Mallet, Laure	14,845
Cocciolone, Louis	225
Arbey, Bernadette	110
Galileo	193,965
Rothschild (RCT)	117,065
Rothschild (RCPT)	18,710
Matignon	135,775
Blue Insider	7,760
Total	925,185

SCHEDULE B

DEFINED TERMS

        As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Agreement" has the Meaning set forth in the Preamble.

        "Business Day" means for the purposes of any provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York or Amsterdam are required or authorized to be closed.

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Company" has the meaning set forth in the Preamble.

        "Constituent Person" has the meaning set forth in Section 8.12.

        "Contribution" has the meaning set forth in the Recitals.

        "Conversion Date" has the meaning set forth in Section 8.3.

        "Conversion Price" has the meaning set forth in Section 8.2.

        "Debenture Register" has the meaning set forth in Section 14.1.

        "Debentures" has the meaning set forth in Section 1.

        "Debt" has the meaning set forth in Section 9.2(f).

        "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

        "Default Rate" means a rate of interest that is 7.0% per annum.

        "Event of Default" is defined in Section 12.

        "Greater Price" has the meaning set forth in Section 8.5(b).

        "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        "Holder" or "holder" means, or, with respect to any Debenture, qny Person in whose name such Debenture is registered in the Debenture Register maintained by the Company pursuant to Section 14.

        "Indebtedness" with respect to any Person means, at any time, without duplication, (a) such Person's liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Shares; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

        "Liquidation" means any voluntary or involuntary dissolution, liquidation or winding up of the Company.

        "Liquidation Payment" has the meaning set forth in Section 11 (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

        "Liquidation" means any voluntary or involuntary dissolution, liquidation or winding up of the Company.

        "Liquidation Payment" has the meaning set forth in Section 11.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Debentures, or (c) the validity or enforceability of this Agreement or the Debentures.

        "Non-Electing Share" has the meaning set forth in Section 8.12.

        "Ordinary Share" means an Ordinary Share, nominal value €0.01 per share, of the Company.

        "Person" means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

        "Preferred Shares" means any class of capital stock of a company that is preferred over any other class of capital stock of such company as to the payment of dividends or the payment of any amount upon liquidation, dissolution or winding up of such company.

        "Premium" has the meaning set forth in Section 7.1. "Redemption" has the meaning set forth in Section 7.1. "Redemption Date" has the meaning set forth in Section 7.2. "Redemption Price" has the meaning set forth in Section 7.1.

        "Required Holders" means, at any time, the holders of more than 50% in principal amount of the Debentures at the time outstanding (exclusive of Debentures then owned by the Company or any of its controlled Affiliates).

        "Responsible Officer" means any senior financial officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

        "Securities Act" means the United States Securities Act of 1933, as amended from time to time.

        "Senior Blockage Notice" has the meaning set forth in Section 9.2(a).

        "Senior Blockage Period" has the meaning set forth in Section 9.2(a).

        "Senior Obligations" has the meaning set forth in Section 9.2(e).

        "Stapled Shares" has the meaning set forth in Section 1.

        "Subsidiary" means, as to any Person, any corporation, company, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Supervisory Board" means the Board of Supervisory Directors of the Company.

        "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

        "US $" means United States dollars.

EXHIBIT I

[FORM OF DEBENTURE]

PARADIGM GEOTECHNOLOGY B.V.
CONVERTIBLE SUBORDINATED DEBENTURES

THIS DEBENTURE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE DEBENTURE AGREEMENT, DATED AS OF AUGUST, 2006, BY AND BETWEEN PARADIGM GEOTECHNOLOGY B.V. AND THE ORIGINAL HOLDER. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

No. [ ]	AUGUST [ ], 2006	US $[ ]

        FOR VALUE RECEIVED, the undersigned, PARADIGM GEOTECHNOLOGY B.V. (herein called the "Company"), a private company with limited liability (besloten vennootschap met beperkte aansprakelijheid) organized under Netherlands law, hereby promises to pay to [                        ], or registered assigns, the principal sum of US $ [                        ] UNITED STATES DOLLARS. This Debenture is one of a series of Convertible Subordinated Debentures (herein called the "Debentures"), stapled to ordinary shares, nominal value €0.01 per share, of the Company ("Ordinary Shares"), issued pursuant to the Debenture Agreement, dated as of August    , 2006, by and between the Company and the Holder (the "Agreement"), and is entitled to the benefits of the Agreement. Debentures have no stated maturity. Debentures are convertible into Ordinary Shares in accordance with the provisions of Section 8 of the Agreement. The holder of this Debenture is entitled to certain interest payments as set forth in Section 6 of the Agreement. Each holder of this Debenture will be deemed, by its acceptance hereof, to have made the representation set forth in Section 4.3 of the Agreement. Capitalized terms used herein without otherwise being defined have the respective meanings assigned to such terms in the Agreement. In the case of any conflict between the provisions of this Debenture and the Agreement, the provisions of the Agreement shall control.

        Payments of principal of and interest on this Debenture are to be made in lawful money of the United States of America at the principal office of the Company in Amsterdam, The Netherlands, or at such other place as the Company shall have designated by written notice to the holder of this Debenture as provided in the Agreement referred to below.

        Subject to and upon compliance with the provisions of the Agreement, the holder of this Debenture is entitled, at his or her option, at any time on or before the repayment of this Debenture, or in case this Debenture is called for redemption, then in respect of this Debenture until and including, but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the Redemption Date, to convert this Debenture (or any portion of the principal amount hereof) into that number of fully paid and nonassessable Ordinary Shares (calculated as to each conversion to the nearest 1/1000 of a share) as shall equal the quotient of (a) the sum of (i) the principal amount to be so converted plus (ii) any accrued and unpaid interest payable in accordance with Section 6 of the Agreement in respect of dividends or distributions on Ordinary Shares having a payment date on or prior to the Redemption Date, divided by (b) the Conversion Price, determined in accordance with the Agreement, in effect at the time of such conversion. The Conversion Price is subject to adjustment as provided in the Agreement. In addition, the Agreement provides that in case of certain consolidations or mergers to which the Company is a party or the sale, transfer, lease conveyance or other distribution of all or substantially all of the assets of the Company,

1

the Agreement shall be supplemented so that the holder of this Debenture shall have the right thereafter to convert such Debenture into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, conveyance or other distribution by a holder of the number of Ordinary Shares (including fractional shares) of the Company into which such Debenture would otherwise then be convertible (assuming such conversion had been effected immediately prior to the consummation of such consolidation, merger, sale, transfer, lease, conveyance or other distribution), subject to certain assumptions specified in the Agreement.

        This Debenture is subordinated to the prior payment of the Senior Obligations to the extent and in the manner set forth in the Agreement and by its acceptance hereof the holder of this Debenture agrees to such subordination.

        This Debenture is a registered Debenture and, as provided in the Agreement, upon surrender of this Debenture for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Debenture or Debentures for a like principal amount will be issued to, and registered in the name of, the transferee; provided that any transfer of this Debenture (or any portion thereof) must comply with Section 14.4 of the Agreement. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        This Debenture is subject to redemption upon the terms set forth in the Agreement.

        If an Event of Default, as defined in the Agreement, occurs and is continuing, the principal of this Debenture may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Agreement.

        THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAWS OR CONFLICTS OF LAWS PRINCIPLES THEREOF.

PARADIGM GEOTECHNOLOGY B.V.
By:

Name: Title:

2

ASSIGNMENT FORM

        To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to

(insert assignee's social security or tax I.D. number)

(Print or type assignee's name, address and zip code)

and irrevocably appoint                          as agent to transfer this Debenture on the books of the Company. The agent may substitute another to act for him.

Dated:	Your Signature
(Sign exactly as your name appears on the other side of this Debenture)
*Signature Guarantee:

ELECTION TO CONVERT

To Paradigm Geotechnology B.V.:

        The undersigned owner of this Debenture hereby irrevocably exercises the option to convert this Debenture, or the portion below designated, into Ordinary Shares, nominal value €0.01 per share, of Paradigm Geotechnology B.V. in accordance with the terms of the Debenture Agreement referred to in this Debenture, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned, unless a different name has been indicated in the assignment below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Debenture.

Dated:

Portion of Debenture to be converted: US $
Signature (for conversion only)
in whole ☐
Please Print or Typewrite Name And Address, Including Zip Code, And Social Security Or Other Identifying Number

QuickLinks

TABLE OF CONTENTS
DEBENTURE AGREEMENT
1. AUTHORIZATION OF DEBENTURES.
2. ISSUE OF DEBENTURES.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
4. REPRESENTATIONS OF THE HOLDER.
5. TERM.
6. PAYMENT OF INTEREST.
7. REDEMPTION OF THE DEBENTURES.
8. CONVERSION OF DEBENTURES.
9. AFFIRMATIVE COVENANTS.
10. NEGATIVE COVENANTS.
11. PAYMENTS ON LIQUIDATION.
12. EVENTS OF DEFAULT.
13. REMEDIES ON DEFAULT.
14. REGISTRATION; EXCHANGE; SUBSTITUTION OF DEBENTURES.
15. PAYMENTS ON DEBENTURES.
16. EXPENSES, ETC.
17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
18. AMENDMENT AND WAIVER.
19. NOTICES.
20. MISCELLANEOUS.
SCHEDULE A
LIST OF HOLDERS
SCHEDULE B
DEFINED TERMS
EXHIBIT I
ASSIGNMENT FORM
ELECTION TO CONVERT